AVIAT NETWORKS WWW.AVIATNETWORKS.COM

July 25, 2014
Charles D. Kissner
c/o Aviat Networks, Inc.
5200 Great America Parkway
Santa Clara, CA 95054

Dear Chuck,
As we have discussed, and pursuant to the actions of the board of directors, this letter memorializes the terms and compensation for your service as the Executive Chairman of Aviat Networks.
As compensation for your service as Executive Chairman, you will receive the following compensation (with the compensation inclusive of all of your director compensation):

•	$130,000 in cash payable quarterly in arrears,

•	$60,000 in equity compensation split between stock options and restricted stock units on the same terms other directors, and

•
for your service as Executive Chairman, an additional $110,000 in stock options to vest quarterly over the first year from the date of grant. The number of stock options to be granted will be based on the fair value of the grant determined under the same principles used by the Company for financial reporting. In addition, in the event of a change in control or your removal from the board of directors other than voluntarily or for cause prior to vesting, these stock options will fully vest on the date such event.

To accept the Company’s offer, please sign and date this letter in the space provided below. This letter may not be modified or amended except by a written agreement signed by you and by the Chief Executive Officer of the Company, pursuant to authority specifically delegated by the board of directors.
Regards,

/s/ Michael Pangia
Michael Pangia

President and CEO of Aviat Networks

/s/ Charles D. Kissner	July 25, 2014
Charles D. Kissner	Date